Exhibit 10.14


                               LANDEC CORPORATION
                              CONSULTING AGREEMENT

Richard Dulude
507 Welch Road
Corning, NY 14830

Dear Dick:

         1. Landec Corporation, a California Corporation, (the "Company") wishes to obtain your services as a consultant beginning May 1, 1996 on projects agreed by you and the Company in writing. This letter will constitute an agreement between you and the Company and contains all the terms and conditions relating to the services you are to provide.

         2. During this agreement you will make yourself available to provide up to three (3) full days of consulting services to the Company per year, which may be increased upon our mutual consent.

         3. You will provide Landec with the following services: (i) advising the Company regarding potential U.S. commercial activities for the Company's industrial products, (ii) advising the Company regarding its European partner strategy and (iii) other areas by mutual agreement.

         4. As consideration for your services and other obligations, you will receive in cash $30,000 per year to be paid at the end of the earlier of the second year or the termination of this agreement. As additional consideration, you will be granted a nonstatutory stock option to purchase 4,000 shares of the Company's Common Stock at fair market value on the date of grant, which will vest at the rate of 1/24th of the shares per month. Vesting of the option will continue until this agreement is terminated. The stock option will be subject to a right of first refusal of the Company with respect to transfers of the underlying Common Stock and will have a term of ten years. The stock option will be in the form of the Company's standard option agreement which will be signed by you and the Company.

         5. The term of this agreement shall be two (2) years. However, either party may terminate this agreement at any time for any reason upon thirty (30) days written notice. At the end of such two year period, the parties will discuss extending the term of this agreement.

         6. You will be reimbursed for reasonable travel and other out-of-pocket expenses incurred by you at the request of the Company in connection with your services under this agreement, provided that you provide the Company with receipts for such expenses.

         7. Your relationship with the Company will be that of an independent contractor and not that of an employee. You will not be eligible for any employee benefits, nor will the Company make deductions from payments made to you for taxes, which will be your responsibility. You will have no authority to enter into contracts which bind the Company or create obligations on the part of the Company without the express prior authorization of the Company.

         8. You will keep in confidence and will not disclose or make available to third parties or make any use of any information or documents relating to your services under this agreement or to the products, methods of manufacture, trade secrets, processes, business or affairs or confidential or proprietary information of the Company (other than information in the public domain through no fault of your own), except with the prior written consent of the Company or to the extent necessary in performing tasks assigned to you by the Company. Upon termination of this agreement you will return to Company all documents, and other materials related to the services provided hereunder or furnished to you by the Company. Your obligations under this Paragraph 8 will terminate five (5) years after termination of this agreement.

         9. Any amendment to this agreement must be in writing signed by you and the Company.

         10. All notices, requests and other communications called for by this agreement will be deemed to have been given if made in writing and mailed, postage prepaid, if to you at the address set forth above and if to the Company at 3603 Haven Avenue, Menlo Park, California 94025, or to such other addresses as either party specifies to the other.

         11. The validity, performance and construction of this agreement will be governed by the laws of the State of California.

         12. Your obligations under paragraph 8 will survive termination of this agreement. This agreement supersedes any prior consulting or other agreements between you and the Company with respect to the subject matter hereof.

         If this agreement is satisfactory, you should execute and return the original and one copy to us, retaining the third copy for your file.

Dated as of:  May 1, 1996

                                                     Very truly yours,

                                                     /s/  Gary T. Steele
                                                     -------------------------
                                                     Gary T. Steele
                                                     CEO and President


AGREED AND ACCEPTED:

/s/  Richard Dulude
--------------------
Richard Dulude